EXHIBIT (d)(10)

FIRST SUPPLEMENTAL INDENTURE

to

Indenture, dated as of November 22, 2005

SPACEHAB, INCORPORATED,

as Issuer,

and

U.S. Bank National Association,

as Trustee

5-1/2% Senior Convertible Notes due 2010

Dated as of                     , 2007

FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of                     , 2007, is by and between SPACEHAB, INCORPORATED, a corporation organized and existing under the laws of the State of Washington (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed an Indenture, dated as of November 22, 2005 (the “Indenture”), providing for the issuance of the Company’s 5-1/2% Senior Convertible Notes due 2010 (the “Securities”);

WHEREAS, there is currently outstanding under the Indenture $52,944,000 in aggregate principal amount of Securities;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders (as defined in the Indenture) of not less than a majority in principal amount of the Outstanding Securities (as defined in the Indenture), the Company, when authorized by a Board Resolution (as defined in the Indenture), and the Trustee may enter into a supplement to the Indenture for the purpose of eliminating any of the provisions of the Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Securities in certain respects as permitted by Section 9.02 of the Indenture; and

WHEREAS, the Company has received the consent of Holders of a majority in principal amount of the Outstanding Notes and all other conditions precedent to the execution of this Supplemental Indenture by the Company and the Trustee have been satisfied.

NOW THEREFORE, in consideration of the above premises, the Company and the Trustee mutually covenant and agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

Defined Terms

SECTION 1.01. Definitions. Capitalized terms which are used in the Supplemental Indenture and not otherwise defined in this Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.

ARTICLE II

Amendment to Indenture

SECTION 2.01. Amendments to Indenture.

(a) Each of the following terms defined in Section 1.01 of the Indenture shall be deleted: “Astrotech Property,” “Astrotech Sale,” “Astrotech Subsidiaries,” “Change

of Control,” “Event of Loss,” “Net Cash Proceeds,” “Permitted Indebtedness,” “Permitted Lien,” “Related Business,” “Repurchase Date” and “Repurchase Price.”

(b) The definition of “Disqualified Capital Stock” shall be amended by deleting the second sentence thereof.

(c) Each reference to “Repurchase Date” and “Repurchase Price” in the Indenture (other than the references in Section 9.02 thereof) shall be deleted, and the Indenture shall be deemed amended in its entirety as required to reflect and otherwise give effect to such deletions.

(d) The following paragraphs shall be deleted from Section 2.03 of the Indenture:

“If a Change of Control occurs, the Holder of this Security, at the Holder’s option, shall have the right, in accordance with the provisions of the Indenture, to require the Company to repurchase this Security (or any portion of the principal amount hereof that is at least U.S.$1,000 or an integral multiple of U.S.$1,000 in excess thereof, provided that the portion of the principal amount of this Security to be Outstanding after such repurchase is at least equal to U.S.$1,000) at a Repurchase Price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the Repurchase Date, subject to their right as described above if the Repurchase Date is during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such succeeding Interest Payment Date, to receive interest on such Interest Payment Date. At the Company’s option, the Repurchase Price may be paid in shares of Common Stock or cash. If paid in Common Stock, the applicable Conversion Price shall equal the average of the Closing Price of the Common Stock for each of the 15 Trading Days immediately preceding the second Trading Day before the date of the notice of the Change of Control.

Within 30 days following a Change of Control, the Company shall give each Holder written notice of such Change of Control and of the repurchase right arising as a result of the Change of Control. If the Company elects to pay the Repurchase Price in shares of Common Stock, then the Company shall notify the Holders of that election in the Change of Control notice. The Company’s offer to repurchase the Securities following a Change of Control will remain open for at least 20 Business Days and not more than 30 Business Days following the commencement of the Company’s offer. Upon expiration of this period, the Company will promptly purchase all Securities properly tendered in response to the Company’s offer.”

(e) Section 5.01 of the Indenture shall be amended and restated in its entirety by replacing clause (3) thereof with the following: “[Intentionally omitted]”.

(f) Sections 10.05, 10.06, 10.07, 10.09, 10.11, 10.12, 10.13, 10.14, 10.15 and Article XIV of the Indenture shall be amended and restated in their entirety to read as follows: “[Intentionally omitted]”.

SECTION 2.02. Amendments to Securities. The Securities are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture.

ARTICLE III

General Provisions

SECTION 3.01. Effectiveness. This Supplemental Indenture shall become effective as of the date hereof.

SECTION 3.02. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 3.03. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Supplemental Indenture or the Indenture, the Trust Indenture Act provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the Supplemental Indenture provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be. To the extent a Security conflicts with a provision in this Supplemental Indenture, the Supplemental Indenture governs.

SECTION 3.04. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the interpretation hereof.

SECTION 3.05. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.06. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.07. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, the holders of Senior Secured Indebtedness and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 3.08. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.09. Counterparts. The parties may sign any number of counterparts of this Supplemental Indenture. Each signed counterpart shall be an original, and all of them together shall represent the same document.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

SPACEHAB, INCORPORATED

By:
Name:	Brian K. Harrington
Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title: